Exhibit 99.1

PERVASIP IMPLEMENTS ONE-FOR-TEN REVERSE SPLIT

WHITE PLAINS, N.Y. — September 22, 2010 - - Pervasip Corp. (OTCBB: PVSPD), a provider of wholesale Voice over Internet Protocol (VoIP) and smartphone applications, has put into effect a one-for-ten reverse stock split.  The reverse split will be effective for trading purposes at the opening of the market on September 22, 2010.  Pervasip’s common stock will temporarily trade under the symbol PVSPD for 20 business days.  Thereafter, the D will be removed and the symbol will revert to PVSP.

As a result of the reverse split, each outstanding share of Pervasip common stock was automatically changed into one-tenth of a share of common stock.  No fractional shares will be issued as a result of the reverse split.   Fractional shares will be rounded.  My Transfer Agent LLC is the transfer agent and registrar for the company.

Pervasip’s Chief Executive Officer, Paul Riss, noted, “After in-depth consideration of our options and input from advisors and shareholders, the board decided that a reverse split of our common stock is in the best interest of shareholders.  By effecting the reverse stock split, the company is in better position to complete a potential equity injection that will cancel cashless warrants held by our lender to purchase approximately 8.4 million post-split shares of our common stock.  We hope to move forward quickly, enhance our capital structure and share price, complete the cancellation of all the warrants held by our lender, and work toward our goal of eventually trading on NASDAQ once again.”

About Pervasip

Pervasip Corp. delivers wholesale VoIP telephone services for the residential and small business markets. Leveraging a nationwide VoIP network and internally developed proprietary software and product features, it recently entered the mobile VoIP services and applications arena, which is expected to approach 300 million users by 2013. It offers a feature-rich, low-cost, high-quality alternative to traditional phone services. For more information, please visit www.voxcorp.net.

Forward-looking statements: This release contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-K for the year ended November 30, 2009 and any subsequent SEC filings.